Exhibit 99.1
Media & Investor Contact:
Matt Pettoni
VP of Finance & Treasurer
(770) 418-8219
ir@asburyauto.com

ASBURY AUTOMOTIVE GROUP APPOINTS WILLIAM D. FAY, A RECENTLY RETIRED TOYOTA EXECUTIVE, TO ITS BOARD

William D. Fay’s Extensive Background Provides Asbury Automotive Group with Additional Automotive Manufacturer Expertise

DULUTH, GA, February 1, 2021, - Asbury Automotive Group, Inc. (NYSE: ABG) (“Asbury” or the “Company”), one of the largest automotive retail and service companies in the U.S., announced today the appointment of William D. Fay to its Board of Directors effective January 28, 2021. The Board has appointed Mr. Fay to the Audit Committee and the Capital Allocation & Risk Management Committee. Mr. Fay’s election brings the total number of directors to nine, eight of whom are independent. Mr. Fay’s highly accomplished automotive career includes more than 38 years at Toyota Motor North America, Inc.

“We are pleased to add someone with Bill’s vast automotive experience and OEM perspective to the Asbury Board,” said Board Chairman, Tom Reddin. “His proven record in sales, marketing, operations, dealership relations, customer experience and omnichannel make him a valuable new addition to our Board and will enhance the overall composition of the Board.”

“With Bill’s appointment to the Board, we believe Asbury is in a stronger position to execute on our 5-year strategic plan that we released in December of last year,” said David Hult, CEO of Asbury Automotive Group. “Bill’s preeminent leadership experience and results obtained while running Toyota and Lexus operations in the United States and Mexico will be invaluable to Asbury. His operating results across hundreds of diverse markets in the United States and Mexico are extraordinary.”

“It is exciting to become a board member at Asbury Automotive Group, a highly respected, top-tier automotive retailer. I look forward to supporting their aggressive growth targets across all operations with great focus to the continuing innovation in the customer experience,” said Bill Fay.

During his career with Toyota, which began in 1982, Mr. Fay held senior management roles with Toyota, including most recently as Senior Vice President of Automotive Operations of Toyota North America (Toyota & Lexus Divisions) from 2017-2020. Prior to that, Mr. Fay held management roles with Toyota Motor Sales, including Group Vice President & General Manager (Toyota Division) from 2014-2017; Group Vice President –Toyota Marketing from 2010-2014; Vice President – Toyota Sales from 2007-2010; and General Manager (Boston/Los Angeles Regions) from 1995-2007.

About Asbury Automotive Group, Inc.

Asbury Automotive Group, Inc. ("Asbury"), a Fortune 500 company headquartered in Duluth, GA, is one of the largest automotive retailers in the U.S. Asbury currently operates 91 dealerships, consisting of 112 franchises, representing 31 domestic and foreign brands of vehicles. Asbury also operates 25 collision repair centers. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.